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                                                                     EXHIBIT 3.5

                               LECSTAR CORPORATION
                               AMENDMENT TO BYLAWS

         Pursuant to Section 8.9 of the Bylaws of LecStar Corporation, a Texas corporation (the "Corporation"), the Board of Directors of the Corporation, on February 12, 2001, did vote for, adopt, approve and consent to the following amendments to the Company's Bylaws:

         Section 2.11 is hereby deleted in its entirety and replaced with the following sentence:

                  "Any action permitted or required to be taken at a meeting of the shareholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of a majority of the capital stock of the Corporation entitled to vote with respect to the subject matter thereof, and such written consent shall have the same force and effect as the requisite vote of the shareholders thereon."